Exhibit 99.2

ZYGO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands, except as otherwise indicated)

Introduction

The following unaudited pro forma condensed combined financial statements give effect to the acquisition by Zygo Corporation (“ZYGO”) of certain assets of SolVision, Inc. (“SolVision”) a Canadian-based company. On February 28, 2008, ZYGO acquired certain assets of SolVision, including the shares of its Singapore subsidiary, for $4.1 million in cash (net of cash received). In addition, the Company had also loaned to SolVision $1.5 million, of which $0.7 million was recovered as part of the purchase price allocation based on asset values.

The effects of this transaction have been included in the audited consolidated balance sheet as of June 30, 2008 filed with ZYGO’s Form 10-K, as amended by Form 10-K/A, for the period ended June 30, 2008. As such, a pro forma condensed combined balance sheet is not required or presented in this Form 8-K/A. The effects of this transaction have been included in ZYGO’s results of operations for the four months in the period ended June 30, 2008 as filed with ZYGO’s Form 10-K, as amended by Form 10-K/A, for the period ended June 30, 2008, as well as in ZYGO’s results of operations for the three month period ended September 30, 2008, as filed in ZYGO’s quarterly report on Form 10-Q for the period ended September 30, 2008. As such, pro forma information for a six month period is not required or presented in this Form 8-K/A. The unaudited pro forma condensed combined statement of operations is presented as if the acquisition had occurred on July 1, 2007.

The unaudited pro forma condensed combined financial statements include adjustments that are based on preliminary estimates pending the completion of the allocation of the purchase price to the acquired SolVision net assets as of June 30, 2008. The final purchase accounting adjustments recorded in connection with the acquisition of SolVision may differ from those presented herein. The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the audited historical consolidated financial statements of ZYGO included in its annual report on Form 10-K for the year ended June 30, 2008 and (ii) other information contained in the statements and reports filed by ZYGO with the Securities and Exchange Commission. The unaudited pro forma condensed combined financial statement is presented for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the SolVision acquisition had been consummated on the dates indicated, nor is it necessarily indicative of the results of operations of ZYGO in the future. The pro forma adjustments, as described below, are based upon available information and certain assumptions that ZYGO’s management believes are reasonable. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings or other financial benefits expected to result from the SolVision acquisition.

ZYGO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
For the Year Ended June 30, 2008
(Thousands, except per share amounts)

	ZYGO	SolVision	Proforma		Proforma
	Historical	Historical*	Adjustments		Combined

Net sales	$159,036	$3,737	$-		$162,773
Cost of goods sold	94,213	1,724	(139)	a	95,798
Gross profit	64,823	2,013	139		66,975

Selling, general, and administrative expenses	38,501	4,090	(241)	a	42,350
Research, development, and engineering expenses	24,275	1,558	-		25,833
Operating profit (loss)	2,047	(3,635)	380		(1,208)

Other income:
Interest income (expense)	2,367	(1,474)	1,474	b	2,367
Miscellaneous income (expense), net	(235)	231	(200)	c	(204)
Total other income (expense)	2,132	(1,243)	1,274		2,163
Earnings (loss) from operations before income tax
(expense) benefit and minority interest	4,179	(4,878)	1,654		955

Income tax (expense) benefit	(1,542)	135	-	d	(1,407)
Minority interest	(1,398)	-	-		(1,398)
Net earnings (loss)	$1,239	$(4,743)	$1,654		$(1,850)

Basic - Loss per share	$0.07				$(0.11)
Diluted - Loss per share	$0.07				$(0.11)
Weighted average number of shares
Basic	17,295				17,295
Diluted	17,648				17,295

* Represents eight months of SolVision’s results of operations for the period from July 1, 2007 to February 28, 2008, the date of acquisition. Included therein are applicable period results from SolVisions’s audited financial statements for the year ended September 30, 2007.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial statement.

ZYGO CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
(In thousands)

The unaudited pro forma condensed combined statement of operations is presented as if the acquisition occurred on July 1, 2007. The unaudited pro forma condensed combined financial statements include adjustments that are based on preliminary estimates to reflect the allocation of the purchase price to SolVision’s net assets as of February 28, 2008. The final purchase accounting adjustments recorded in connection with the acquisition of SolVision may differ from those presented herein. The results of operations for the months of March 2008 through June 2008 related to SolVision are included in the ZYGO historical amounts.

Pro Forma Adjustments:

(a) Depreciation and amortization expense has been decreased to reflect a lower basis after applying purchase accounting due to a lower estimated fair value of the acquired assets from their historical cost basis. The estimated fair value of the acquired fixed assets and intangible assets were $670 and $3,012, respectively. Depreciation and amortization expense was decreased by $224 to reflect the lower estimated fair value of assets acquired below their cost basis. The estimated useful lives of the fixed assets and intangible assets acquired were 5 and 7 years, respectively. Amortization expense was also decreased to reflect the elimination of $156 of amortization of deferred financing costs attributable to the costs of debt and other instruments not assumed by ZYGO.

(b) Interest and accretion expense has been decreased by $1,474 for interest expense related to the SolVision debt outstanding that was not assumed by ZYGO as part of the acquisition.

(c) An unrealized gain of $200 related to the change in the exchange rate associated with the convertible debentures was eliminated due to the convertible debentures not being assumed by ZYGO in the transaction.

(d) There is no income tax adjustment related to the pro forma adjustments due to the assumption that the tax benefit generated by the SolVision losses would require a valuation allowance based on past SolVision operating losses.